                                                                      Exhibit 10



The Amended and Restated Executive Employment Agreements (Agreements) are effective for the President and all Vice Presidents of the Registrant and amend and restate the original Executive Employment Agreements dated September 1, 1999. All Agreements are dated April 19, 2002, and vary in length from sixteen
(16) to twenty-seven (27) months beyond April, 2002. Other than base salaries, length of the contracts, the employees' titles and the dates on which the employees' obligations to repay their Fidelity Payments end, there are no other differences in the terms of the Agreements, the body of which is provided in this Exhibit.



                              AMENDED AND RESTATED

                         EXECUTIVE EMPLOYMENT AGREEMENT



     THIS AMENDED AND RESTATED AGREEMENT is made as of this ______day of __________, 2002, by and between NORTH PITTSBURGH TELEPHONE COMPANY, a Pennsylvania business corporation, having its principal office at 4008 Gibsonia Road, Gibsonia, Pennsylvania 15044-9311 (hereinafter called "Employer") and _______________________ with residential address at _________________________
(hereinafter called the "Employee").

     WHEREAS, Employee is currently employed by Employer as an executive officer subject to the terms of an Executive Employment Agreement, executed September 1, 1999, and;

     WHEREAS, such Executive Employment Agreement was amended on March 23, 2001 by Employer and Employee to specify the calculation of Employee's retirement benefits after a termination of employment under Paragraph 12(a) or 12(c) of the Agreement, and;

     WHEREAS, both Employer and Employee agree that the Agreement should be further amended to extend the minimum employment term following a "Change of Control" (as defined in Paragraph 12(c) below) and to make certain other changes, and;

     WHEREAS, Employee and Employer agree that the Agreement should be restated in order to incorporate such amendments;

     NOW, THEREFORE, for and in consideration of the mutual promises, agreements and covenants herein contained, the parties, intending to be legally bound, agree as follows:

     1.  Employment.  Employer will continue to employ the Employee and the
         ----------
Employee accepts such continued employment by Employer upon the terms and conditions of this Agreement.

     2.  Initial Term; Renewal Option.  The initial term of employment under
         ----------------------------
this Agreement shall be _____ years in length and such term commenced on September 1, 1999 and shall terminate at 5 p.m. on ____________, ____ (the "Initial Term"). Employer may renew Employee's employment under this Agreement for successive terms of between one to four years by providing Employee with written notice of said renewal at least three (3) months before the last day of the prior term. If the renewal notice fails to state how long the next term of employment shall be, then said term shall be deemed to be one year in length. In the event of a "Change of Control" (as defined in Paragraph 12(c)), the Initial Term, or any successive term applicable due to renewal, shall not terminate earlier than two (2) years following the date of the "Change of Control."

     3.  Fidelity Payment.  Employer agreed to pay Employee a Fidelity Payment
         ----------------
of TWENTY THOUSAND DOLLARS ($20,000) in two equal installments. The first installment of TEN THOUSAND DOLLARS ($10,000) was paid within thirty (30) days after Employee's first day of work under the Initial Term of this Executive Employment Agreement. The second installment of TEN THOUSAND DOLLARS ($10,000) was paid on January 28, 2000. Employee agrees that the fidelity payment was not otherwise due Employee, but arose solely from this Agreement and is subject to all remaining terms and conditions of this Agreement.

     4.  Compensation and Benefits.
         -------------------------

     (a) For all services rendered by the Employee hereunder, the Employer has and shall continue to (i) pay Employee a base salary per 12 month period, payable in equal monthly installments, one at the end of each monthly period, with a base salary for the 12 months ending December 31, 2002 being $_______;
(ii) include the Employee as a participant in the North Pittsburgh Systems, Inc.'s Executive Bonus Plan which will remain in effect throughout the term of this Agreement and which may from time to time be modified or amended; (iii) include the Employee as a participant in the Employer's salaried employees' benefit programs; and (iv) provide Employee with the use of an automobile. Use of the automobile shall be subject to such rules and limitations as Employer may establish. Salary payments shall be subject to withholding and other applicable taxes. All compensation payable under the Executive Bonus Plan shall be included in the calculation of the Employee's retirement benefit. In addition to any other benefits that may apply to Employee, or that may be implemented during the term of this Agreement, Employer shall provide two times the Employee's base salary in Life Insurance Benefits on behalf of the Employee.

     (b) Employer will review Employee's base salary on at least an annual basis for purpose of determining any increase, which may be justified or merited.

     5.  Duties and Office.  The Employee serves at the direction of Employer's
         -----------------
President and/or Board of Directors as an executive officer of Employer with the title of ______________. Employee's duties in that capacity shall be set forth in Schedule A hereto with the understanding that Employee's duties may from time to time be modified or expanded by the President and/or the Board as the business interests of Employer may require. Subject to the provisions of Paragraph 12(c) of this Agreement regarding a Change of Control, it is expressly understood that the Employer's Board of Directors may elect Employee to a different executive office having different responsibilities and duties than those set forth in Schedule A and different compensation and benefits than those set forth in Paragraph 4 hereof. It is expressly understood that the newly assigned responsibilities and compensation shall be equal to or greater than those set forth in this Agreement.

     6.  Exclusivity of Employment.  Employee agrees to work exclusively and
         -------------------------
full-time for Employer and devote his/her talents, skills, attention, best efforts and time during normal business hours and such other times as may be necessary to the business and affairs of Employer and to discharge the responsibilities assigned to him/her and to use his/her best efforts to perform faithfully and efficiently the responsibilities assigned to him/her. The Employee shall not during the term of this Agreement be engaged in any other employment without the consent of the Employer. The Employee may (i) serve on civic or charitable boards or committees or (ii) perform volunteer work for a charitable, educational, civic or other nonprofit organization so long as such activities do not interfere in any material respect with the performance of the Employee's job responsibilities under this Agreement.

     7.  Restrictive Covenant.
         --------------------

     (a) In consideration of, and as an inducement for, Employer entering into this Agreement with Employee, Employee promises that during his/her employment hereunder and for a period of fifteen (15) months after his/her employment hereunder terminates for any reason, Employee shall not in any way, directly or indirectly, manage, operate, control, accept employment with, consult for, or otherwise advise or assist or be associated with or own or have any other interest in or right with respect to (other than through ownership of not more than five percent of the outstanding voting shares of a corporation's stock) any business or organization within the Basic Trading Area of the City of Pittsburgh as defined by Rand McNally & Co in the Rand McNally 1993 Commercial Atlas & Marketing Guide, p. 4 (124th ed. 1993) which performs substantially similar activities to that performed by Employer and/or any of its subsidiaries, joint ventures or related entities during the time Employee worked for Employer. Employee further agrees that for a period of fifteen (15) months following Employee's termination of employment under this Agreement, Employee shall not provide consultative or advisory services to any governmental agency with regulatory authority over the business of Employer, its subsidiaries, or affiliates, the Pennsylvania Office of Consumer Advocate or the Pennsylvania Office of Small Business Advocate.

     (b) It is hereby acknowledged and agreed by the parties that Employee's violation of this covenant shall severely damage Employer's business, and the parties recognize that such damage shall be difficult to precisely quantify or determine. Moreover, the parties agree that the sum of one and-a-half times the Employee's final annual salary with the Employer represents a fair estimate of the damage Employer would suffer as a result of Employee's violation of this covenant. Therefore, it is expressly agreed that Employer shall be entitled to liquidated damages in the amount of one and-a-half times the Employee's final annual base salary in the event that Employee breaches this covenant, which amount shall be immediately payable upon any such breach. Moreover, Employer shall also be entitled to injunctive relief against Employee in the event of any such breach.

     (c) If any restriction in Paragraph 7(a) is greater than the maximum restriction permitted by law, then the restriction herein shall be deemed to be such maximum permissible restriction.

     (d) In order to monitor compliance with the terms of this restrictive covenant, Employee agrees to give written notice, including a pertinent description, to the Employer of each position of employment, ownership of more than five percent of the value or voting shares of any business, operation or participation with another entity or organization (excepting religious institutions or charitable organizations not related to Employer's activities) which Employee obtains from the date of this Agreement and continuing until fifteen (15) months after the termination of Employee's employment with Employer for any reason.

     (e) Employee agrees that during his/her employment with Employer and continuing for fifteen (15) months thereafter, Employee shall not, directly or indirectly, for his/her own account or as an agent, servant or employee of any business or organization, engage, hire or offer to hire or entice away, or in any other manner persuade or attempt to persuade any current or future officer, employee, or agent of the Employer or any of its subsidiaries, joint ventures or related entities, to discontinue his or her relationship therewith for any reason.

     (f) This covenant shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to Employer's enforcement of this covenant.

     (g) If Employer chooses not to renew this Agreement, terminates Employee without cause, or terminates Employee without cause following a Change of Control, the conditions contained in Paragraph 7(a), (b), (c), (d), and (f) shall not apply. Paragraph 7(e) will apply.

     8.  Confidential Information & Employer Materials.
         ---------------------------------------------

     (a) Employee acknowledges that Employer has, through Employee and other key personnel, developed valuable confidential information such as, but not limited to, plans, diagrams, equipment specifications, business strategies, pricing methods, policies, resolutions, negotiations, customer/client lists, technical data, computer programs, algorithms and trade secrets relating to Employer's business. Confidential information includes information which is not generally known in the business conducted by Employer, its subsidiaries or affiliates, but does not include general skills, knowledge and experience acquired by Employee during his/her employment with Employer. Employee covenants and agrees not to disclose this confidential information outside Employer and expressly covenants and agrees not to provide such confidential information to any new employer of Employee and to use his/her best efforts both during and after his/her employment with Employer to prevent its dissemination outside the Employer. Employee further covenants and agrees to use such confidential information exclusively for the benefit of Employer and to make any new employer of Employee aware of Employee's obligation under Paragraph 8 of this Agreement.

     (b) Any such confidential information developed by Employee during the term of this Agreement shall be the property of Employer. Should Employer elect to apply for any patent, copyright or other property right relating to the confidential information or to any development made by Employee on behalf of Employer during the term of this Agreement, Employee shall, upon written request of Employer, assign and transfer to Employer his/her entire right, title and interest therein. Employee further agrees to assist Employer with the prosecution of any such application, whether such assistance is requested during or after the term of this Agreement.

     (c) All documents and materials of any nature pertaining to activities of Employer, its subsidiaries or affiliates, which are in Employee's possession or control, including but not limited to memoranda, notebooks, notes, data sheets, papers, tapes, computer disks and any other electronic or other recording media, are and shall be the sole property of Employer and each such item and any copies or reproductions of them shall be given to Employer upon Employee's separation from employment with Employer and at any earlier time when requested by Employer.

     9.  Expenses.  The Employer shall reimburse Employee for all reasonable and
         --------
necessary expenses incurred in carrying out Employee's duties under this Agreement. Employee shall present to the Employer, on a monthly basis, an itemized account of such expenses in any form required by the Employer.

     10.  Termination By Employee and Repayment of Fidelity Payment.
          ---------------------------------------------------------

     (a) Employee may, without cause, terminate his employment with Employer by giving thirty (30) days prior written notice to Employer. The Employee shall continue to render his/her services until the effective date of termination unless Employer states otherwise and shall be paid his regular compensation to the date of termination.

     (b) Employee must repay to Employer that percentage of the Fidelity Payment specified in Paragraph 3 hereof equal to the percentage of the Initial Term, which remains, if Employee terminates his employment within the Initial Term. Employer will deduct all of this amount, if due, from the gross wages to be paid to Employee by Employer. Any amount repaid shall be deducted from Employee's W-2 earnings in the year in which repayment is made. Any balance due on this amount shall be paid to Employer by Employee within 60 days of Employee's last day of employment.

After 60 days, interest shall accrue on the unpaid amount at a rate of 1% per month or portion thereof. This subparagraph shall not apply if termination occurs after ______ __, 200_ or under the circumstance of a "Change of Control" as described in Paragraph 12(c) hereto.

     11.  Termination of Employee by Employer.
          -----------------------------------

     (a) Without Cause.  Employer shall have the right, without cause or stated
         -------------
reason, to terminate Employee's employment at any time.

     (b) For Just or Good Cause Prior to a Change of Control.  Employer may
         ---------------------------------------------------
terminate Employee's employment at any time prior to a Change of Control for "just or good cause." Just or good cause may include, but need not be limited to:

          (i) Violation by Employee of the provisions of this Agreement, including those set forth in Paragraphs 6, 7 and 8 hereof;

          (ii) Employee's disloyalty, insubordination, or dishonesty toward Employer or commission or conviction (whether that conviction be a consequence of plea, finding or verdict) of a felony or of any crime involving moral turpitude;

          (iii) Employee's persistent incompetence or persistent neglect of his/her assigned duties;

          (iv) Employee's public actions which may damage the business interests or image of the Employer; or

          (v) Employee's actions in the workplace which violate Employer's standards of employee conduct.

     In the case of terminations for just or good cause occurring during the Initial Term of this Agreement, the Employee must repay to the Employer that percentage of the Fidelity Payment specified in Paragraph 3 equal to the percentage of the Initial Term which remains. Employer will deduct all of this amount, if due, from the gross wages to be paid to Employee by Employer. Any amount repaid shall be deducted from Employee's W-2 earnings in the year in which repayment is made. Any balance due on this amount shall be paid to Employer by Employee within 60 days of Employee's last day of employment. After 60 days, interest shall accrue on the unpaid amount at a rate of 1% per month or portion thereof.

     (c) For Cause After a Change of Control.  Employer may terminate Employee's
         -----------------------------------
employment at any time following a Change of Control for "Cause" (as defined in Paragraph 12(c) below).

     12.  Severance Compensation.
          ----------------------

     (a) Termination by Employer Other Than for Cause.  If prior to the
         --------------------------------------------
expiration of Employee's term of employment (except in the termination circumstance described in Paragraph 12(c)), the Employer terminates Employee's employment under this Agreement other than for just or good cause, then the Employer shall be obligated to pay to the Employee, within thirty (30) days after the date of termination, a severance amount equal to the aggregate of Employee's annual base salary (at its level as of the date of termination) which would be payable to the Employee for the balance of the present term of employment. In no event shall the severance amount to be paid Employee under this provision exceed two hundred and fifty percent (250%) of Employee's annual base salary or be less than one hundred twenty-five percent (125%) of Employee's annual base salary. In addition, in calculating the Employee's age and years of service for purposes of determining his retirement benefit under the North Pittsburgh Telephone Company Retirement Plan of 1989, as heretofore and hereafter amended and/or restated (the "Retirement Plan"), and the North Pittsburgh Telephone Company Retirement Income Restoration Plan, as heretofore and hereafter amended and/or restated (the "Income Restoration Plan"), the Employee shall be treated as if he had remained employed by the Employer through the end of the Initial Term, or any successive terms due to renewal, provided further, that if the Employee's recalculated age plus years of service totals 76, he shall be eligible for "Early Retirement Benefits" as described in paragraph 4.04, or "Reduced Immediate Benefits" as described in paragraph 5.03, of the Retirement Plan. In addition, in calculating the Employee's Average Monthly Earnings for purposes of determining his retirement benefits under the Retirement Plan, Employee will be treated as if he had remained employed by the Employer through the end of the Initial Term or any successive terms applicable due to renewal, except that his "Monthly Earnings" for the months credited from the date of his termination through the end of the such term shall be his monthly gross W-2 earnings for the month immediately preceding the month during which he was terminated.

     (b) Termination by Employer for Just or Good Cause Prior to a Change of
         -------------------------------------------------------------------
Control.  In the event of the termination of the Employee's employment for just
-------
or good cause (as defined in Paragraph 11(b)) prior to a Change of Control or for "Cause" (as defined in Paragraph 12(c)) following a Change of Control, the Employer shall have no obligation to pay the Employee any severance amount, including any amount described in this Paragraph 12.


     (c) Termination Following Change of Control.  If following a Change of
         ---------------------------------------
Control, any action should be taken to terminate this Executive Employment Agreement, terminate Employee's employment, substantially change his/her duties or privileges, substantially breach Employer's obligations under this Executive Employment Agreement, substantially limit Employee's managerial duties and control or relocate Employee to a different geographic location unacceptable to Employee, then Employee may elect to terminate his/her employment with Employer (or its successor or purchaser). If the Employee so elects to terminate his/her employment or if Employer (or its successor or purchaser) terminates Employee without "Cause" (as defined in this Paragraph 12(c) below) after a Change of Control, the Employer shall pay to the Employee within thirty (30) days after the date of termination an amount equal to two (2) times the Employee's then current annual base salary. The Employer shall be obligated to make such payment in lieu of, and not in addition to, the Employer's payment obligations under Paragraph 12(a) of this Agreement. In addition, in calculating the Employee's age and years of service for purposes of determining his retirement benefit under the North Pittsburgh Telephone Company Retirement Plan of 1989, as heretofore and hereafter amended and/or restated (the "Retirement Plan"), and the North Pittsburgh Telephone Company Retirement Income Restoration Plan, as heretofore and hereafter amended and/or restated (the "Income Restoration Plan"), the Employee shall be treated as if he had remained employed by the Employer through the end of the Initial Term or any successive terms applicable due to renewal, provided further, that if the Employee's recalculated age plus years of service totals 76, he shall be eligible for "Early Retirement Benefits" as described in paragraph 4.04, or "Reduced Immediate Benefits" as described in paragraph 5.03, of the Retirement Plan. In addition, in calculating the Employee's Average Monthly Earnings for purposes of determining his retirement benefits under the Retirement Plan, Employee will be treated as if he had remained employed by the Employer through the end of the Initial Term or any successive terms applicable due to renewal, except that his "Monthly Earnings" for the months credited from the date of his termination through the end of the such term shall be his monthly gross W-2 earnings for the month immediately preceding the month during which he was terminated. The foregoing supplemental retirement benefit shall be calculated under the provisions of the Retirement Plan and the Income Restoration Plan as in effect immediately prior to the Change of Control (and without regard to any subsequent amendment and/or termination of such Plans). For purposes of this Agreement, a Change of Control shall be deemed to have occurred in the event of: (i) the acquisition, directly or indirectly, by any person or entity (other than North Pittsburgh Systems, Inc. ("NPSI")), or persons or entities acting in concert, whether by purchase, merger, consolidation or otherwise, of voting power over that number of shares of the capital stock of either Employer or NPSI which, when combined with the existing voting power of such persons or entities, aggregates voting power over that number of shares of the capital stock of the Employer or NPSI as has the right to cast fifty percent (50%) or more of the votes which all shareholders of Employer or NPSI would be entitled to cast in the election of directors of Employer or NPSI, respectively, under normal circumstances (that is, for example, without giving effect to any such voting rights of preferred shares existing by reason of a default in the payment of preferred dividends or to any elimination of voting rights of "control shares" (as defined in 15 Pa. C.S.
Section 2562) pursuant to Subchapter G of Chapter 25 of the Pennsylvania Corporation Law of 1988, as amended, or any successor or comparable statute) or
(ii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Employer or NPSI to a transferee other than Employer, an entity of which a controlling interest is owned by Employer or NPSI, or an entity which, prior to the Change of Control, owns, directly or indirectly, a controlling interest in Employer or NPSI. All fringe benefits applicable to Employee which have a vesting schedule shall be deemed fully vested as of the date of a Change of Control.

     For purposes of this Paragraph 12(c), "Cause" shall mean:

          (i) Employee's embezzlement or material misappropriation of funds or property of the Employer;

          (ii) Employee's continued failure to perform substantially his duties (as of the date hereof) with the Employer or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Employee by Employer which specifically identifies the manner in which Employer believes Employee has not substantially performed his duties; or

          (iii) Employee's willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Employer.

     For purposes of this Paragraph 12(c), no act on Employee's part shall be considered "willful" unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that his action or omission was in the best interests of the Employer.

     13.  Bona Fide Executive/High Policy Making Employee Retirement Program.
          ------------------------------------------------------------------
Employee acknowledges that he/she is presently a bona fide executive and/or high policy making employee of Employer and that he/she recognizes and has been informed that Employer may, at its discretion, require that Employee retire at the age of sixty-five (65) years or older if for the two (2) year period immediately before retirement Employee has remained employed in a bona fide executive or high policy making position and if at that time Employee is entitled to an immediate nonforfeitable annual retirement benefit from a pension, profit sharing savings, or deferred compensation plan, or any combination of such plans of Employer, which benefit equals in the aggregate at least $44,000 annually or such greater amount as may be set forth in the provisions of the federal Age Discrimination in Employment Act, as amended, which Act concerns mandatory retirement of bona fide executives or high policy makers.

     14.  Death During Employment.  If the Employee dies during the term of
          -----------------------
his/her employment, the Employer shall pay to the Employee's estate the compensation that would otherwise be payable to the Employee up to the end of the month in which his death occurs.

     15.  Interpretation.  This Agreement shall be construed in accordance with,
          --------------
and be governed by, the laws of the Commonwealth of Pennsylvania.

     16.  Notices.  Any notice required or desired to be given under this
          -------
Agreement shall be deemed given if in writing and sent by certified mail, return receipt requested, to the Employee's residence or to the Employer's principal office, as the case may be. The Employer shall also have the option of delivery of the written notice to the person of the Employee.

     17.  Waiver of Breach.  The Employer's waiver of, or failure to act upon, a
          ----------------
breach of any provision in this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

     18.  Assignment.  The Employee acknowledges that his services are unique
          ----------
and are personal to the Employer. The Employee may not assign his rights or delegate his duties or obligations under this Agreement. The Employer's rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the Employer's successors and assigns. Employer shall provide any person/entity that Employer is aware is likely to acquire a controlling interest in Employer (as described in Paragraph 12(c) of this agreement) with a copy of this Agreement, make that person/entity aware of its provisions (including but not limited to those in Paragraph 12 above), and require that person/entity, as a condition of the acquisition, to adopt the provisions of this Agreement or make the payment to Employee specified in Paragraph 12(c).

     19.  Arbitration of Claims and Disputes.  Except as hereinafter set forth,
          ----------------------------------
no civil action concerning any disputes, controversies or claims between Employee and Employer arising out of this Agreement or out of Employee's employment or termination shall be instituted before any court and all such disputes, controversies, or claims shall be submitted to final and binding arbitration under the auspices of the American Arbitration Association, Pittsburgh, Pennsylvania or another professional arbitration association, panel or entity. Such arbitration shall be conducted in accordance with the protocols and procedures of The American Arbitration Association. This provision shall apply to any and all such disputes, controversies or claims whether asserted against the Employer and/or against any employee, officer, alleged agent, director or affiliate of the Employer with regard to any matter arising out of this agreement or out of Employee's employment or the termination of Employee's employment including, but not limited to, any claim relating to the purported validity, interpretation, enforceability or breach of Employer's standards of Employee conduct or this Agreement, and/or any other claim or controversy arising out of the employment relationship (or the nature of the relationship) or the commencement or termination of that relationship, including, but not limited to, claims for violation of law and/or for breach of covenant, breach of implied covenant of good faith and fair dealing, wrongful termination, breach of contract, or intentional infliction of emotional distress, defamation, breach of right of privacy, interference with the advantageous or contractual relations, conspiracy or other tort claims of any kind. All costs and expenses of the arbitration, including reasonable attorney's fees, shall be allocated among the parties according to the arbitrators' discretion. The arbitrators' award resulting from such arbitration shall be final, binding and nonappealable and may be confirmed and entered as a final judgment in any court of competent jurisdiction and enforced accordingly. Furthermore, the parties hereto expressly agree that proceeding to arbitration and obtaining an award thereunder shall be a condition precedent to the bringing or maintaining of any action in any court with respect to any dispute arising under this Agreement.

     This Paragraph 19 shall not apply to any disputes or claims arising under Paragraphs 6, 7 and 8 of this Agreement and shall not give Employee the right to seek stay or injunction of any Employer action pending resolution of a claim or dispute through arbitration.

     20.  Entire Agreement.  This Agreement contains the entire understanding of
          ----------------
the parties and any previously executed Executive Employment Agreements are hereby superceded. It may not be changed orally but only by an agreement in writing signed by both parties.

     21.  Headings.  Headings in this Agreement are for convenience only and
          --------
shall not be used to interpret or construe its provisions.

     22.  Counterparts.  This Agreement may be executed in two (2) or more
          ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     23.  Counsel.  Employee acknowledges that he/she has been provided with
          -------
notice that he/she may review this Agreement with legal counsel of his/her choosing prior to signing. Employee further acknowledges that Employee has had adequate time to exercise the opportunity to consult with legal counsel of his/her choosing with regard to this Agreement, and that he/she enters into it after having had full opportunity to review it provisions.

     24.  Gross-Up on Excess Parachute Payment.
          ------------------------------------

     (a) If any benefit or payment by the Employer or NPSI or any of the Employer's or NPSI's other subsidiaries to Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including any acceleration of vesting or payment) (a "Payment") is determined to be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, being herein collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that the net amount of such additional payment retained by Employee, after payment of all federal, state and local income and employment taxes (including, without limitation, any federal, state, and local income and employment taxes and Excise Tax imposed on the Gross-Up Payment), shall be equal to the Excise Tax imposed on the Payment.

     (b) Subject to the provisions of Paragraph 24(c) hereof, all determinations required to be made under this Paragraph 24, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent accounting firm of nationally recognized standing selected by the Employer and which is not serving as accountant or auditor for the Employer or the individual, entity or group effecting the Change of Control (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Employer and Employee within 15 business days of the receipt of a notice from Employee that there has been a Payment or such earlier time as is requested by the Employer. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any Gross-Up Payment shall be paid by the Employer to Employee within ten business days of the Employer's receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Employer and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by the Employer which should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Employer exhausts its remedies pursuant to Paragraph 24(c) hereof and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and the amount of the Underpayment shall be promptly paid by the Employer to or for the benefit of Employee.

     (c) Employee shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Employee is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the Employee's failure to give such notice within such ten days shall relieve the Employer of its obligations under this Paragraph 24 only to the extent that the Employer's monetary obligation under this Paragraph 24 is greater than it otherwise would have been if the Employee had given such notice to the Employer within such ten days. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

          (i) give the Employer any information reasonably requested by the Employer relating to such claim;

          (ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer;

          (iii) cooperate with the Employer in good faith in order effectively to contest such claim; and

          (iv) permit the Employer to participate in any proceedings relating to such claim;

provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or federal, state and local income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Paragraph 24(c), the Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that if the Employer directs Employee to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to Employee, on an after-tax basis, and shall hold Employee harmless from any Excise Tax or federal, state or local income or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Employer's control of the contest, however, shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by Employee of an amount advanced by the Employer pursuant to Paragraph 24(c), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Employer's complying with the requirements of Paragraph 24(c)) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Employer pursuant to Paragraph 24(c), a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Employer does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     (e) In the event that the Excise Tax is subsequently determined to be less than initially determined by the Accounting Firm, Employee shall repay to the Employer at the time that the amount of such reduction in Excise Tax is determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Employee or otherwise realized as a benefit by Employee) the portion of the Gross-Up Payment that would not have been paid if the Excise Tax as subsequently determined had been applied in initially calculating the Gross-Up Payment, with the amount of such repayment determined by the Accounting Firm.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

NORTH PITTSBURGH TELEPHONE COMPANY

                              By
                                ------------------------------------------

                              Attest
                                    --------------------------------------

                                                            (Seal)


                              (Employee)
                                        ----------------------------------